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                          VARIABLE ANNUITY AMENDMENT

     Made a part of the CONTRACT TO WHICH IT IS ATTACHED ("this Contract")


The following shall replace the definition of DEATH BENEFIT, section 1.13, in its entirety:

     DEATH BENEFIT - The amount payable upon death of the Owner or Annuitant.

The following shall replace Section 2.01 WHERE PAYABLE, in its entirety:

     All Purchase Payments must be made to LNL or to its designated agent(s).

The following shall replace the first sentence in the first paragraph of Section
2.08 TRANSFERS:

     Prior to the earlier of: the Maturity Date, surrender of the Contract, termination of Contract upon payment of any Death Benefit, or the Annuity Commencement Date, the Owner may direct a transfer of assets from one Sub-account to another Sub-account or to the Fixed Account of the Contract.

The following shall replace the second paragraph of Section 2.11 CONTINGENT DEFERRED SALES CHARGE, in its entirety:

     A CDSC will be waived under certain circumstances (see section 2.13 for details).

The following shall replace Section 2.12 DEATH BENEFITS, in its entirety:

Before the Annuity Commencement Date

Entitlement

If there is a single Owner, upon the death of the Owner LNL will pay a Death Benefit to the designated Beneficiary(s) in accordance with the the terms of
Article 4. If the designated Beneficiary of the Death Benefit is the surviving spouse of the deceased Owner, the spouse may elect to continue the contract as the new Owner. If there are no designated Beneficiaries, LNL will pay a Death Benefit to the Owner's estate. Upon the death of the spouse who continues the Contract as the new Owner, LNL will pay a Death Benefit to the designated Beneficiary(s) named by the spouse as the new Owner in accordance with Article 4.

If there are Joint Owners, upon the death of the first Joint Owner, LNL will pay a Death Benefit to the surviving Joint Owner. If the surviving Joint Owner is the spouse of the deceased Joint Owner, then the spouse may elect to continue the Contract as sole Owner. Upon the death of the Joint Owner who continues the Contract, LNL will pay a Death Benefit to the designated Beneficiary(s) in accordance with Article 4.

If the Annuitant is also the Owner or a Joint Owner, then the Death Benefit paid on the death of the Annuitant will be subject to the Contract provisions regarding death of Owner. If the surviving spouse of the Owner/Annuitant assumes the contract, the Contingent Annuitant becomes the Annuitant. If no Contingent Annuitant is named, the surviving spouse becomes the Annuitant.

If an Annuitant who is not the Owner or a Joint Owner dies, then the Contingent Annuitant, if named, becomes the Annuitant and no Death Benefit is payable on the death of the Annuitant. If no Contingent Annuitant is named, the Owner (or younger of Joint Owners) becomes the Annuitant. In lieu of continuing the Contract, a Death Benefit may be paid to the Owner and Joint Owner (in equal shares if applicable) if the Annuitant named on this Contract has not been changed, except an death of a prior Annuitant, and notification of the election of the Death Benefit is received by LNL within 75 days of the death of the Annuitant. If no Owner is living on the date of death of the Annuitant, the Death Benefit will be paid to the Beneficiary in accordance with Article 4. This Contract will terminate when any Death Benefit is paid due to the death of the Annuitant. A Death Benefit payable on the death of the Annuitant will not be paid if the Annuitant has been changed subsequent to the effective date of this Contract unless the change occurred because of the death of a prior Annuitant.

If the Owner is a corporation or other non-individual (non-natural person), the death of the Annuitant will be treated as the death of the Owner.

The Death Benefit will be paid if LNL is in receipt of: (1) proof, satisfactory to LNL, of the death; (2) written authorization for payment; and (3) all claim forms, fully completed.
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Due proof of death may be a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the findings of death, or any other proof of death acceptable to LNL.

All Death Benefit payments will be subject to the laws and regulations governing death benefits.

Notwithstanding any provision of this Contract to the contrary, the payment of Death Benefits provided under this Contract must be made in compliance with Code
Section 72(s) or 401(a)(9) as applicable, as amended from time to time.

Determination of Amounts

This Contract provides a Death Benefit called the Enhanced Guaranteed Minimum Death Benefit (EGMDB), if in effect. If the EGMDB was not available at issue or was terminated, then the Death Benefit is equal to the Guarantee of Principal.

The EGMDB is equal to the greater of

a. the current Contract Value as of the date on which the death claim is approved by LNL for payment; or

b. the highest Contract Value at the time of Fund valuation on any policy anniversary date (including the inception date) prior to the 81st birthday of the deceased and prior to the death of the deceased.

     The highest Contract Value is increased by Purchase Payments subsequent to such anniversary date on which the highest Contract Value is obtained. The highest Contract Value is decreased by partial withdrawals, partial annuitizations, and premium tax made, effected or incurred subsequent to such anniversary date on which the highest Contract Value is obtained.

Upon the death of an Owner or Joint Owner of this Contract, if a surviving spouse continues the Contract, the EGMDB payable on the death of the deceased spouse is equal to the excess of "b." over "a." (if "a." is greater than "b." then no Death Benefit is payable an the first death). This EGMDB will be credited into the Contract and will only apply one time for each Contract. This Contract option is not available upon the death of the Annuitant.

The Guarantee of Principal is equal to the greater of.

a. the current Contract Value as of the date on which the death claim is approved by LNL for payment; or

b. the sum of all Purchase Payments decreased by partial withdrawals, partial annuitizations, and premium tax made, effected or incurred subsequent to the inception date.

Upon the death of an Owner or Joint Owner of this Contract, if the surviving spouse continues the Contract and if the EGMDB is not in effect, the Guarantee of Principal payable on the death of the deceased spouse is equal to the excess of "b." over "a." (if "a." is greater than "b." then no Death Benefit is payable on the first death). This Guarantee of Principal is credited into the Contract and will only apply one time for each Contract. This Contract option is not available upon the death of the Annuitant.

The EGMDB will not be in effect if this Contract is issued to an Owner, Joint Owner if applicable, and Annuitant with attained ages of 80 or greater at issue. Under these circumstances, there will be no EGMDB provided and the Death Benefit is equal to the Guarantee of Principal.

The EGMDB will only be in effect, unless terminated by the Owner, for Non-Qualified Contracts and Contracts sold as Individual Retirement Annuities (IRA) under Code Section 408(b) and Roth Individual Retirement Annuities under Code
Section 408A. For all other Contracts the EGMDB will not be in effect and the Death Benefit is equal to the Guarantee of Principal.

If the Contract is continued by the surviving spouse, the EGMDB will continue, if it was in effect at the time of death of the original Owner, unless subsequently terminated by the surviving spouse. A surviving spouse who continues the Contract cannot add the EGMDB to the Contract.

At any time prior to the Annuity Commencement Date, an Owner may choose to terminate the EGMDB by giving written notice to LNL, and will then have no EGMDB. The EGMDB will terminate on the next Valuation Date following receipt of the written notice in the LNL Home Office and the Death Benefit will then be the Guarantee of Principal. After the termination of the EGMDB by the Owner, the EGMDB may not be re-selected.
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Payment of Amounts

The Death Benefit payable on the death of the Owner, or after the death of the first Joint Owner, or upon the death of the spouse who continues the Contract, will be distributed to the designated Beneficiary(s) as follows:

a. the Death Benefit must be completely distributed within five years of the Owner's date of death; or

b. the designated Beneficiary may elect, within the one year period after the Owner's date of death, to receive the Death Benefit in substantially equal installments over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of such designated Beneficiary; provided that such distributions begin not later than one year after the Owner's date of death.

The Death Benefit payable on the death of the Annuitant will be distributed to the Owner and Joint Owner if applicable in either the form of a lump sum or an Annuity Payment Option. An Annuity Payment Option must be selected within 60 days after LNL approves the death claim as discussed previously.

If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by LNL of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940.

On or after the Annuity Commencement Date

If the Owner dies on or after the Annuity Commencement Date, any remaining benefits payable will continue to be distributed under the Annuity Payment Option then in effect. All of the Owner's rights granted by the Contract will pass to the Joint Owner, if any; otherwise to the Beneficiary.

If there is no named Beneficiary at the time of the Owner's death, then the Owner's rights will pass to the Annuitant, if still living; otherwise to the Joint Annuitant, if applicable. If no named Beneficiary, Annuitant, or Joint Annuitant survives the Owner, any remaining annuity benefit payments will continue to the Owner's estate.

On receipt of due proof of death, as described above, of the Annuitant or both Joint Annuitants, any remaining annuity benefit payments under the Annuity Payment Option will be paid to the Owner if living at the time of death of the Annuitant(s); otherwise, to the Beneficiary. If there is no Beneficiary, any remaining benefit payments will continue to the Annuitant's estate.

Section 2.13 DEATH OF ANNUITANT shall be omitted.

The following shall replace (5) in the first paragraph of section 2.14 WAIVER OF CONTINGENT DEFERRED SALES CHARGES:

     (5) a surrender of the Contract as a result of the payment of a Death Benefit on the death of the Owner or a Joint Owner or the Annuitant;

The following shall replace the third paragraph of Section 2.14 WAIVER OF CONTINGENT DEFERRED SALES CHARGES:

     If a non-natural person is the Owner of the Contract, the Annuitant will be considered the Owner of the Contract for purposes of this Section 2.13.

Section 2.14 WAIVER OF CONTINGENT DEFERRED SALES CHARGES shall become Section
2.13 WAIVER OF CONTINGENT DEFERRED SALES CHARGES:

The following shall be added after the first sentence of the first paragraph of section 3.02 CHOICE OF ANNUITY PAYMENT OPTION - By Owner:

     In addition, the Owner may select an Annuity Payment Option as a method of paying the Death Benefit to a Beneficiary.

The following shall replace the third paragraph of section 4.01 DESIGNATION:

     If the surviving Joint Owner is the spouse of the deceased Joint Owner and continues the Contract as the sole Owner, then the designated Beneficiary(s) move up, in the order of their original designation, to replace the spouse as original Beneficiary, unless the Beneficiary designation is subsequently changed by the surviving spouse as the new Owner.
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The following shall be added after the third paragraph of section 4.01
DESIGNATION:

     If the Annuitant dies and a Death Benefit is paid, the Owner (and Joint Owner if applicable) will be treated as primary Beneficiary(s). Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

The following shall replace the first sentence of the second paragraph of section 5.02 OWNERSHIP:

     The Owner may name a Joint Owner.

The following shall replace the first paragraph of section 5.11 MAXIMUM ISSUE
AGE:

     The Owner, Joint Owner, and Annuitant must be under the age of 90 when this Contract is issued.

                  The Lincoln National Life Insurance Company

                             /s/ Kathleen Peterson

                   Kathleen Peterson, Second Vice President


[Effective Date: July 1, 1999)